Exhibit 10.7
Employment Agreement
     This Employment Agreement is made on December 1, 2006, by and between Cedar Fair, L.P., a publicly traded Delaware limited partnership, and its affiliate corporations and partnerships including, without limitation, Cedar Fair Management Inc., and Magnum Management Corporation (hereinafter collectively referred to as “Cedar Fair”) and Peter J. Crage (the “Executive”).
     1. Recitals.
     (a) Cedar Fair Management Inc., an Ohio corporation, manages the day-to-day activities of, and establishes the long-term objectives for, Cedar Fair. The Board of Directors of Cedar Fair Management Inc. (the “Board”) and its Chief Executive Officer wish to enter into an employment agreement with, or to cause another affiliate to enter into an employment agreement with the Executive to be effective as of December 1, 2006.
     (b) Executive desires to remain in the employment of Cedar Fair and Executive is committed to serve and assist Cedar Fair on the terms provided in this Agreement.
     (c) In consideration of the mutual promises contained herein and other good and valuable consideration, the Executive and Cedar Fair have entered into this Agreement.
     2. Term of Employment.
     Except as otherwise provided in this Agreement, the term of this Agreement shall be for a period of two (2) years (“Employment Term”) commencing on December 1, 2006 (“Effective Date”). This Agreement shall renew automatically unless one of the parties provides written notice of intent to terminate not less than sixty (60) days prior to the expiration of the Employment Term; provided, however, that Cedar Fair shall have the right to terminate this Agreement at any time, subject to the obligations to provide the benefits and make the payments provided herein. Upon Executive’s termination of employment, Executive will resign all officer positions with all affiliates of Cedar Fair. Should Cedar Fair provide written notice of intent not to renew the Agreement, Executive shall be entitled to salary continuation and health care coverage for a period of one (1) year.
     3. Nature of Duties.
     The Executive agrees to devote his entire business time to the affairs of Cedar Fair so as to achieve the goals and objectives set by the Chief Executive Officer and/or the Board, and to use his best efforts to promote the interests of Cedar Fair. Executive further agrees to perform faithfully and efficiently the responsibilities that may be assigned to him from time to time. Executive further understands that he is governed by a duty of loyalty and fidelity to Cedar Fair by virtue of his position.

     4. Compensation.
     (a) Base Salary. As compensation for Executive’s services, Cedar Fair shall pay to the Executive during the term of this Agreement an annual salary (“Base Salary”). The Executive’s Base Salary shall be no less than $400,000 per year and may be adjusted each year in an amount determined by the Board.
     (b) Incentive Compensation. During the Employment Term, Executive will be eligible to participate in one or more of Cedar Fair’s Incentive Compensation Plans and Equity Incentive Plans at a level appropriate to Executive’s position as solely determined by Cedar Fair’s Board of Directors.
5. Benefits.
     Cedar Fair agrees that Executive shall be eligible to participate in such vacation, medical, dental, life insurance, 401(k) plan and other benefit plans and programs that Cedar Fair may have or establish from time to time and in which he would be entitled to participate pursuant to the terms of the applicable plan.
6. Business Expenses and Perquisites.
     Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by Cedar Fair in accordance with Cedar Fair’s policies as in effect from time to time.
7. Termination by Cedar Fair Other Than for Cause.
     (a) If Cedar Fair shall terminate the Executive’s employment other than pursuant to Section 10 hereof, then Cedar Fair shall pay to the Executive, contingent upon Executive signing a full and complete release and waiver of all claims and disputes, the following amounts:
     (i) The Executive’s Base Salary shall be continued for a period of either one (1) year or remaining Employment Term of the Agreement, whichever period of time is longer, payable in accordance with Cedar Fair’s then effective payroll practices; and
     (ii) Executive shall continue to receive medical and dental insurance coverage during the salary continuation period.
     (b) Notwithstanding the foregoing provisions of this Paragraph 7(a), in the event Executive is a “specified employee” (as that term is defined under Internal Revenue Code (“Code”) Section 409A at the time his employment is terminated), no payments hereunder may be made, or benefits conferred, prior to six months after the date of “separation from service” (as that term is defined under Code Section 409A, but this provision shall be effective only to the extent that such payment or provision of benefits would be taxable under Code Section 409A.

     (c) The payment of any amounts or provision of any benefits under this Paragraph 7 are conditioned upon the execution and non-revocation of a separation agreement and release in a form mutually acceptable to Executive and the Company.
     All other benefits provided by Cedar Fair shall end as of the last day of Executive’s active employment.
8. Termination Upon Executive’s Death.
     In the event of Executive’s death, this Agreement shall terminate and Cedar Fair shall pay to Executive’s estate any compensation and benefits earned but not so yet paid as of the date of Executive’s death. Upon Executive’s death, during the Employment Term, Cedar Fair, at its expense, shall continue the health care coverage for Executive’s spouse and eligible dependents.
9. Termination for Disability.
     Cedar Fair may terminate this Agreement for “Disability” if the Executive is “Disabled.” For purposes of this Agreement, the Executive shall be considered Disabled only if, as a result of his incapacity due to physical or mental illness, he shall have been absent from his duties with Cedar Fair on a full-time basis for a period of six (6) consecutive months. Any termination of employment pursuant to the provision shall be deemed a termination by Cedar Fair other than for cause as set forth in Paragraph 7 and Executive shall be entitled to compensation and benefits as provided therein. Monetary payments received by Executive from any long term or short term disability plan maintained by Cedar Point shall be used to reduce any salary payments made by Cedar Fair pursuant to this Agreement.
10. Termination for Cause.
     (a) Cedar Fair may terminate the Executive’s employment for Cause. For the purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or nolo contendere to a felony; (ii) upon continued failure by the Executive to substantially perform his duties with Cedar Fair which failure results in significant injury or damage, including damage to the reputation of Cedar Fair; (iii) the failure of Executive to comply with the provisions of Paragraphs 12 and 13 hereof; (iv) violation of Cedar Fair’s policies or procedures relating to discrimination and/or harassment in the workplace; (v) the commission of a fraudulent act or practice by the Executive affecting Cedar Fair; (vi) an act of gross negligence or gross misconduct that relates to the affairs of Cedar Point; or (vii) an act or acts of dishonesty or significant impropriety by the Executive resulting or intended to result directly or indirectly in gain or personal enrichment (monetary or otherwise) to the Executive at the expense of or detriment to Cedar Fair.
     (b) If the Executive’s employment shall be terminated for Cause, Cedar Fair shall pay the Executive his Base Compensation through the date of his termination. Cedar Fair shall have no further obligations to the Executive under this Agreement.

11. Termination By Resignation.
     In the event Executive resigns his employment, all benefits and compensation shall cease on the last day of Executive’s active employment with Cedar Fair.
12. Disclosure of Information.
     (a) The Executive acknowledges that it is the policy of Cedar Fair to maintain as secret and confidential all Confidential Information (as defined herein). The parties hereto recognize that the services to be performed by the Execute pursuant to this Agreement are special and unique, and that by reason of his employment by Cedar Fair after the effective date, the Executive will acquire, or may have acquired, Confidential Information. The Executive recognizes that all such Confidential Information is and shall remain the sole property of Cedar Fair, free of any rights of the Executive, and acknowledges that Cedar Fair has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of the Executive’s employment with Cedar Fair pursuant to this Agreement, the Executive agrees that at all times from after the effective date, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than Cedar Fair) any Confidential Information, except as specifically required in the performance of his duties hereunder, without the prior written consent of Cedar Fair, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by the Executive of this Section 12 or by any other executive officer of Cedar Fair subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to the Executive on a non-confidential basis from a source other than Cedar Fair, or its executive officers or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, Cedar Fair or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if the Executive is required by law to disclose any Confidential Information; provided, that in such case, the Executive shall (a) give Cedar Fair the earliest notice possible that such disclosure is or may be required and (b) cooperate with Cedar Fair, at Cedar Fair’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of the Executive under this Section 12 shall survive any termination of this Agreement. During the Employment Term, the Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data, financial data and compilation, agreements, contracts, manuals or other documents of Cedar Fair which embody the Confidential Information, and upon the expiration or the termination of the Employment Term, the Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to Cedar Fair and will not be retained by the Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Executive agrees that the provisions of this Section 12 are reasonably necessary to protect the proprietary rights of Cedar Fair in the Confidential Information and its trade secrets, goodwill and reputation.

     (b) For purposes hereof, the term “Confidential Information” means all information developed or used by Cedar Fair relating to the Business (as herein defined), operations, employees, customers, suppliers and distributors of Cedar Fair, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of Cedar Fair and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by Cedar Fair and deemed by it to be confidential. For purposes of this Agreement, the term “Business” shall mean (a) the business of leisure/theme parks, amusement and/or water parks, (b) leisure theme parks, (c) any other business engaged in or being developed (including production of materials used in Cedar Fair’s businesses) by Cedar Fair, or being considered by Cedar Fair, at the time of the Executive’s termination, and (d) any joint venture, partnership or agency arrangements relating to the businesses described in (a) and (c) above.
     (c) Return of Company Property. The Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to the Executive.
     (d) Inventions. Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of Cedar Fair or otherwise, whether alone or in conjunction with others, and whether during regular working hours or otherwise) during the period of his employment with Cedar Fair, which may be directly or indirectly useful in, or relate to, the Business of Cedar Fair, shall be promptly and fully disclosed by the Executive to the Chief Executive Officer of Cedar Fair, and shall be Cedar Fair’s exclusive property as opposed to the Executive. The Executive shall promptly deliver to the Chief Executive Officer of Cedar Fair all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid. The Executive hereby assigns any and all such inventions to Cedar Fair and hereby agrees to execute and deliver such agreements, certificates, assignments or other documents as may be necessary to effect the assignment to Cedar Fair of any and all such inventions as contemplated by this Section 12. The Executive shall, upon Cedar Fair’s request and without any payment therefore, execute any documents necessary or advisable in the opinion of Cedar Fair’s counsel to direct issuance of patents or copyrights of Cedar Fair with respect to such inventions as are to be in Cedar Fair’s exclusive property as against the Executive under this Section 12 or to vest in Cedar Fair title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by Cedar Fair.

13. Non-Competition.
     (a) The Executive agrees that, during the Employment Term and for a period of twelve (12) months following the termination date of his employment with Cedar Fair for any reason (the “Noncompetition Period”) the Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid, consult, advise or assist anyone else in the conduct of, any entity or business (i) in which 10% or more of whose annual revenues are derived from a Business as defined above and (ii) which conducts business in any locality or region of the United States, Canada, Mexico, Europe or Asia (whether or not such competing entity or business is physically located in the United States, Canada, Mexico, Europe or Asia), where Business is being conducted by Cedar Fair on the date the Executive’s employment is terminated hereunder. Notwithstanding the forgoing, the Executive’s ownership of securities of a public company engaged in competition with Cedar Fair not in excess of 5% of any class of such securities shall not be considered a breach of the covenants set forth in this Section 13 (a) above.
     (b) The Executive agrees that, at all times from after the Effective Date, the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, (i) seek to persuade any employee of Cedar Fair to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or (ii) solicit or employ any such person at any time within 12 months following the date of cessation of employment of such person with Cedar Fair, in any locality or region of the United States or Canada and in each and every other area where Cedar Fair conducts its Business.
     (c) The Executive expressly agrees and understands that the remedy at law for any breach by him of paragraphs 12 and 13 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of a violation by the Executive of any provision of paragraphs 12 and 13, Cedar Fair shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraphs 12 and 13 shall be deemed to limit Cedar Fair’s remedies at law or in equity for any breach by the Executive of any of the provisions of paragraphs 12 and 13 which may be pursued or availed of by Cedar Fair. In addition, Executive’s violation of either paragraphs 12 and 13, shall result in Executive’s forfeiture and repayment of any monetary payments and/or benefits provided to Executive subsequent to the cessation of his employment.
     (d) The Executive has carefully considered the nature and extent of the restrictions upon the Executive and the rights and remedies conferred upon Cedar Fair under paragraphs 12 and 13, and hereby acknowledges and agrees that the same are reasonable in time and territory, are intended to eliminate competition which otherwise would be unfair to Cedar Fair, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the business interests of Cedar Fair and do not confer a benefit upon Cedar Fair disproportionate to the detriment to the Executive.

14. Assignment.
     This Agreement may not be assigned by Executive or Cedar Fair except that Cedar Fair may assign this Agreement to any affiliate of Cedar Fair or any successor in interest to Cedar Fair.
15. Successors, Binding Agreement.
     Cedar Fair will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cedar Fair to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Cedar Fair would be required to perform it if no such succession had taken place. Failure of Cedar Fair to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from Cedar Fair in the same amount and on the same terms as would apply if the Executive was terminated other than for cause.
16. Amendment or Modification.
     No provisions of this Agreement may be amended modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board.
17. Right to Amend or Terminate Plans or Programs.
     Nothing in this Agreement shall be construed to prevent or otherwise inhibit the right of the Company to alter, amend, discontinue, or terminate any plan, program, fringe benefit, or perquisite hereunder, provided that any such action is of general application to all similarly situated executives and is not specific to Executive.
18. Arbitration.
     (a) The Executive and Cedar Fair agree that any dispute, claim or controversy arising out of or relating to this Agreement, including but not limited to claims of employment discrimination and/or claims over whether the Executive’s employment was terminated for “Cause,” except as set forth in Subsection 18(f) below, shall be settled by final and binding arbitration, and judgment upon the award of the Arbitration panel may be entered and enforced in any federal or state court having jurisdiction over the parties. The Executive expressly acknowledges that this agreement to arbitrate applies without limitation to any claims of unlawful discrimination, harassment, retaliation, wrongful discharge, constructive discharge, claims related to the payment of wages or benefits, contract claims and tort claims under federal, state or local law. By agreeing to submit any and all claims (except as set forth in Subsection 18(f) below) to arbitration, the Executive and Cedar Fair expressly waive any right that they may have to resolve such claims through any other means, including a jury trial or court trial.

     (b) Arbitration shall be conducted by a panel of three (3) arbitrators in accordance with the Arbitration rules of the American Arbitration Association (“AAA”). Within twenty (20) days after notice from one party to the other of the notifying party’s election to arbitrate, each party shall select one (1) arbitrator. Within twenty (20) days after the selection of the two (2) arbitrators by the parties, said arbitrators shall in turn select a third arbitrator. If the two arbitrators cannot agree upon the selection of a third arbitrator, the parties agree that the third arbitrator shall be appointed by the AAA.
     (c) Both parties shall be entitled to representation by individuals of their choice and to written information directly relevant to the arbitration of their claims. Each party will be entitled to take three depositions, not including any depositions necessary to perpetuate the testimony of unavailable witnesses. The arbitrator panel shall have authority to award any remedy or relief that an Ohio or federal court in Ohio could grant in conformity with applicable law on the basis of the claims actually made in the arbitration. The arbitration panel shall not have the authority either to abridge or change substantive rights available under existing law. Should the Executive prevail in arbitration, Cedar Fair shall reimburse the Executive for reasonable costs, expenses and attorney’s fees incurred by Executive. The arbitration panel shall issue a written award listing the issues submitted by the parties, together with a succinct explanation of the manner in which the panel resolved or decided the issues. The costs of the arbitration panel shall be paid by Cedar Fair.
     (d) All arbitration proceedings, including the arbitration panel’s decision and award, shall be confidential. Neither party shall disclose any information or evidence adduced by the other in the arbitration proceedings, or the panel’s award except (i) to the extent that the parties agree otherwise in writing; (ii) as may be appropriate in any subsequent proceedings between the parties such as to enforce the arbitration award; or (iii) as may otherwise be compelled by law.
     (e) The terms of this arbitration procedure are severable. The invalidity or unenforceability of any provisions herein shall not affect the application of any other provisions. Where possible, consistent with the procedure, any otherwise invalid provision of the procedure will be governed by the Federal Arbitration Act as will any actions to compel, enforce, vacate or confirm proceedings, awards, orders of the arbitration panel or settlements under the procedure.
     (f) The parties agree and acknowledge that the promises and agreements set forth in Sections 12 (Disclosure of Information) and 13 (Non-Competition) of this Agreement shall not be subject to the arbitration provisions set forth herein in Section 18, but rather such claims may be brought in any federal or state court of competent jurisdiction. Any claims made by the Executive, for workers’ compensation (except retaliation claims), or unemployment benefits are also excepted from the arbitration provisions set forth herein in Section 18.
19. Survival of Certain Provisions.
     The provisions of Paragraphs 12 and 13 shall survive the termination of this Agreement.

20. Captions.
     Captions are not controlling for interpretation of this Agreement.
21. Waiver.
     The Waiver of the enforcement of any provision by a party hereto shall not be construed as the waiver of any other provision of this Agreement.
22. Validity.
     The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.
23. Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

CEDAR FAIR L.P.	CEDAR FAIR MANAGEMENT, INC.
By:	By:
Name, Title		Name, Title
Date:	Date:

MAGNUM MANAGEMENT CORP.
By:
Name, Title
Date:

Peter J. Crage
Date: